FOR IMMEDIATE RELEASE

Media Contact:	Christine Romero, Westcor, 602.953.6593
christine.romero@westcor.com
Alison Goodman, Promenade at Casa Grande, 602.953.6558
alison.goodman@westcor.com

PROMENADE AT CASA GRANDE WELCOMES DILLARD’S, FAMOUS FOOTWEAR, LANE BRYANT, MICHAELS, PETSMART & SHOE PAVILION
Pinal County Shopping Center Plans Fall Grand Opening

CASA GRANDE, Ariz. ― May 3, 2007 – The Promenade at Casa Grande today announced the addition of six new retailers to its growing slate of first-rate offerings ―Dillard’s, Famous Footwear, Lane Bryant, Michaels, PetSmart and Shoe Pavilion.

The interactive, open-air town center plans to open its first phase this fall at Interstate 10 and State Route 287 in Casa Grande. Offering more than a million square feet of shopping, dining and entertainment, the grand opening of the first wave of retail will open this fall. The Promenade at Casa Grande’s second phase is expected to open spring 2008.

“Construction is moving along on track for the fall, and the landscape of the 130 acres on the site is changing every week,” said Todd Chester, principal, WDP Partners. “Our newest retailers bring variety to the community and will help meet the needs of our shoppers.”

•	Dillard’s― (98,000 square feet) one of the nation's largest fashion apparel and home furnishings retailers
•	Famous Footwear― (7,000 square feet) value-priced brand name shoes
•	Lane Bryant― (7,000 square feet) high style, plus-sized women’s clothing, accessories and lingerie
•	Michaels― (17,000 square feet) specialty retailer of arts, crafts, framing, floral, home décor and seasonal merchandise for the home decorator
•	PetSmart― (20,000 square feet) based in Phoenix, the largest specialty pet retailer of services and solutions for the lifetime needs of pets
•	Shoe Pavilion― (20,000 square feet) off-price designer and name brand shoes

“The Promenade at Casa Grande is the perfect location for us to serve the area’s growing population,” said William Dillard, II, chief executive officer of Dillard’s. “Our Arizona customers know what to expect from us and this location allows us to present exciting choices in fashion in a convenient, multi-use destination.” The tone of the new store will reflect Dillard’s renewed focus on upscale and contemporary fashion.

The Promenade at Casa Grande is mixture of large-format retailers, restaurants and entertainment offerings will blend perfectly to suit local needs. The newest retailers, in addition to those already announced, are a direct response to the needs and requests of the Casa Grande community. Previously announced retailers are Best Buy, Harkins Theatres, JCPenney, Kohl's, Staples and Target.

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The Promenade at Casa Grande is designed to be a regional gathering spot and is a signature retail landmark offering scenic streetscapes and many of the nation’s top retailers. The center is jointly created by WDP Partners, The Pederson Group and Westcor.

“We expect to announce more retailers as we approach our grand opening,” said Gary Pederson of The Pederson Group. “Many retailers are highly interested in this market given its current growth and the future potential.”

Said PetSmart District Manager Chad Baker: “This new location allows us to serve the growth in Pinal County with our services dedicated to grooming, accredited training, pet adoption and veterinary care. Our location at The Promenade at Casa Grande will offer about 13,000 types of products to help our pet parents raise happy and healthy pets.”

The center will draw shoppers from across western and central Pinal County ― in addition to attracting the attention of the 125,000 business and leisure travelers who pass the site each day on the interstate between Phoenix and Tucson.

“The Promenade at Casa Grande will feature an open-air, pedestrian-friendly layout designed to promote a sense of community,” said Paul Rypma, assistant vice president, development, Westcor. “The well-designed open spaces and plazas will feature lush landscaping and deliver a relaxing environment for shopping, dining and socializing.”

 WDP Partners is a real estate development company based in Phoenix, Ariz. Former Westcor executives Wally Chester, Robert Mayhall, Jack Rasor, Robert Ward, Todd Chester and Brian Frakes established the company subsequent to the Macerich acquisition of Westcor in 2002. The company develops retail properties and continues to partner with Westcor and Macerich on other retail developments.

For 20 years, The Pederson Group has distinguished itself by developing high-quality, profitable shopping centers in Arizona. A combination of quality design and creative tenant mixes has resulted in statewide projects that have won acclaim and recognition. Additional information about The Pederson Group is available at www.pedersoninc.com.

Founded in 1969, Phoenix-based Westcor is a wholly owned subsidiary of Macerich. The largest owner-manager of commercial properties in Arizona, Westcor's portfolio currently consists of 18 million square feet of retail space at 28 shopping centers, including 11 super-regional centers, 3 specialty retail centers and 14 urban villages. The company has set the industry benchmark for ground-up shopping center development, such as Chandler Fashion Center, Prescott Gateway Mall and Scottsdale Fashion Square. Additional information about Westcor is available online at www.westcor.com.

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